UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 8, 2009

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Halliburton and Cris Gaut, formerly President - Drilling and Evaluation division, have entered into a Resignation, General Release and Settlement Agreement effective as of April 8, 2009.  The agreement amends and supplements the Executive Employment Agreement between Halliburton and Mr. Gaut.  Under the agreement, Mr. Gaut has resigned as an executive officer of Halliburton and from other positions with Halliburton’s affiliates effective March 31, 2009 and will take early retirement on August 1, 2009.  As of August 1, 2009 he will receive: (a) his regular salary through that date, (b) a lump sum payment equal to two years’ annual base salary, (c) retention of all shares of Halliburton common stock previously granted to him under the Halliburton Company 1993 Stock and Incentive Plan (the “1993 Plan”), (d) retention of all option shares granted under the 1993 Plan, subject to their existing vesting schedules, (e) retirement benefits payable under Halliburton’s Supplemental Executive Retirement Plan and Benefit Restoration Plan, (f) payments of $15,000 for outplacement services, $10,000 for financial planning assistance, and $2,650 for an executive physical, and (g) retirement and welfare plan benefits provided to employees generally. Mr. Gaut will be eligible to receive incentive compensation under Halliburton’s Annual Performance Pay Plan, to the extent performance targets are achieved, for all of 2009, at the same time as any payments are made to other eligible participants under the plan.  Mr. Gaut will also be eligible to receive pro-rata benefits under Halliburton’s Performance Unit Program, to the extent performance targets are achieved, for the 2007, 2008, and 2009 cycles if he completes a three-year non-competition and non-solicitation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: April 8, 2009	By:	/s/ Robert L. Hayter
Robert L. Hayter
Assistant Secretary